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Chiron Corporation

Exhibit 12.1

										Nine Months Ended September 30,
	Years Ended December 31,
Description
	1998		1999		2000		2001		2002		2002		2003
	(dollars in millions)
Fixed Charges
1 Interest expensed and capitalized	$18.49		$15.75		$7.16		$3.09		$4.65		$3.39		$7.32
2 Amoritzed premiums, discounts and capitalized expenses related to debt	7.83		8.14		5.63		6.21		11.48		8.59		9.07
3 An estimate of the interest factor in rental expense	7.43		8.20		9.57		9.43		4.20		3.36		3.35

Total Fixed Charges	$33.75		$32.09		$22.36		$18.73		$20.33		$15.34		$19.74

Earnings
1 Pre-tax income from continuing operations before minority interests and income (loss) from equity investees and capitalized interest	$94.99		$156.64		$105.11		$257.42		$269.01		$179.65		$179.46
2 Fixed charges	33.75		32.09		22.36		18.73		20.33		15.34		19.74

Total Earnings	$128.74		$188.73		$127.47		$276.15		$289.34		$194.99		$199.20

Ratio of Earnings to Fixed Charges	3.81	x	5.88	x	5.70	x	14.74	x	14.23	x	12.71	x	10.09	x

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  Exhibit 12.1